Exhibit 1.2

Pricing Agreement

March 20, 2019

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays PLC (the “Company”) proposes to issue $2,000,000,000 aggregate principal amount of 8% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable June 15, 2024 and Every Five Years Thereafter) (the “Securities”). Each of the Underwriters hereby undertakes to purchase at the subscription price set forth in Schedule II hereto, the amount of Securities set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Subject to the following paragraph, each of the provisions of the Underwriting Agreement—Standard Provisions, dated August 7, 2018 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, (i) with the exception of Section 3(b)(iii) and the paragraph immediately thereafter of the Underwriting Agreement; (ii) provided that (x) the reference in Section 3(f) of the Underwriting Agreement to “Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore” shall be deemed a reference to “Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivative Contracts) Regulations 2018”; (y) the reference in Section 8-bis(b) of the Underwriting Agreement to “Regulation 3(b) of the SF (CMP) Regulations” shall be deemed a reference to “Section 309A of the SFA”; and (z) the reference in Section 9(c) of the Underwriting Agreement to “Sullivan & Cromwell LLP” shall be deemed a reference to “Cleary Gottlieb Steen & Hamilton LLP”; and (iii) provided that, for the purposes of this letter, new Section 2(r) shall be included as follows: “The Company will make a valid election in respect of the Securities in accordance with the provisions of Section 475C of the Corporation Tax Act 2009 (“CTA 2009”), which will take effect prior to the closing date of the offering of the Securities. Following the making of a valid election pursuant to Section 475C of the CTA 2009, all payments of interest in respect of the Securities will be deductible by the Company in computing its taxable profit for United Kingdom corporate income tax purposes and the Securities will be “hybrid capital instruments” for United Kingdom tax purposes. The Securities are not being issued in consequence of, or otherwise in connection with, any arrangements the main purpose, or one of the main purposes, of which is to secure a tax advantage;” and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Securities.

Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto. The Underwriter appointed by the Company to act as Qualified Independent Underwriter pursuant to Section 10 of the Underwriting Agreement is set forth in Schedule II hereto.

An amendment to the Registration Statement, or one or more supplements to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, are now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 4.30 p.m. New York time on March 20, 2019. The “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A hereto.

Recognition of the U.S. Special Resolution Regimes

(a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Pricing Agreement, and any interest and obligation in or under this Pricing Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Pricing Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Pricing Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Pricing Agreement were governed by the laws of the United States or a state of the United States.

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Company on the other.

[Signature Page Follows]

Very truly yours,

BARCLAYS PLC

/s/ Miray Muminoglu
Name:
Title

Accepted as of the date hereof at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ E. Pete Contrucci
Name:
Title:

[Signature Page to Contingent Convertible Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Securities
Barclays Capital Inc.	$1,255,000,000
Citigroup Global Markets Inc.	$50,000,000
Deutsche Bank Securities Inc	$50,000,000
ING Financial Markets LLC	$50,000,000
J.P. Morgan Securities LLC	$50,000,000
Lloyds Securities Inc.	$50,000,000
Natixis Securities Americas LLC	$50,000,000
Nordea Bank Abp	$50,000,000
Santander Investment Securities Inc.	$50,000,000
SMBC Nikko Securities America, Inc.	$50,000,000
Standard Chartered Bank	$50,000,000
UniCredit Capital Markets LLC	$50,000,000
BMO Capital Markets Corp.	$25,000,000
CIBC World Markets Corp.	$25,000,000
PNC Capital Markets LLC	$25,000,000
Scotia Capital (USA) Inc.	$25,000,000
U.S. Bancorp Investments, Inc.	$25,000,000
Academy Securities, Inc	$10,000,000
Capital One Securities, Inc.	$10,000,000
CastleOak Securities, L.P.	$10,000,000
Citizens Capital Markets, Inc.	$10,000,000
Regions Securities LLC	$10,000,000
Samuel A. Ramirez & Company, Inc.	$10,000,000
Telsey Advisory Group LLC	$10,000,000
Total	$2,000,000,000

SCHEDULE II

Title of Designated Securities:

$2,000,000,000 8% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable June 15, 2024 and Every Five Years Thereafter).

Price to Public:

100% of principal amount.

Subscription Price by Underwriters:

99% of the aggregate principal amount.

Form of Designated Securities:

The Securities will be represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC issued pursuant to the Contingent Convertible Securities Indenture dated August 14, 2018, between Barclays PLC, The Bank of New York Mellon SA/NV, Luxembourg Branch, as contingent convertible registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”) as supplemented by the Second Supplemental Indenture to be dated on or about March 27, 2019, between Barclays PLC, the Registrar and the Trustee.

Securities Exchange, if any:

The International Securities Market of the London Stock Exchange.

Interest Rate:

From (and including) the date of issuance to (but excluding) June 15, 2024, the interest rate on the Securities will be 8% per annum. From (and including) each Reset Date (as defined below) to (but excluding) the next following Reset Date, the applicable per annum interest rate will be equal to the sum, as determined by the Calculation Agent, of the applicable U.S. Treasury Rate (as defined below, such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Prospectus Supplement (as defined below)) on the relevant Reset Determination Date (as defined below) and 5.672% (the “Subsequent Interest Rate”).

U.S. Treasury Rate:

The U.S. Treasury Rate shall be the rate described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—U.S. Treasury Rate and fallbacks” in the Prospectus Supplement.

Determination of Subsequent Interest Rate:

If the U.S. Treasury Rate is not available on the Reset Determination Date (as defined in the Prospectus Supplement) for whatever reason, the relevant Subsequent Interest Rate shall instead be determined as set out under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate—U.S. Treasury Rate and Fallbacks” in the Prospectus Supplement (as supplemented by the final term sheet dated March 20, 2019).

Interest Payment Dates:

March 15, June 15, September 15 and December 15 of each year (each an “Interest Payment Date”), commencing on September 15, 2019. A payment made on that first Interest Payment Date, if any, would be in respect of the period from (and including) March 27, 2019, to (but excluding) September 15, 2019 (and thus a long first interest period).

Business Day:

The term “Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom, or in New York City, New York.

Reset Date:

June 15, 2024, and each fifth anniversary date thereafter (each a “Reset Date”).

Reset Determination Date:

The second Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

Regular Record Dates:

The regular record dates for the Securities will be the close of business on the Business Day immediately preceding each Interest Payment Date (or, if the Securities are held in definitive form, the close of business on the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Redemption Provisions for Securities:

Subject to certain conditions, the Securities are redeemable, in whole but not in part, at the option of the Company, (i) on any Reset Date, (ii) in the event of a change in certain U.K. regulatory capital requirements and (iii) upon the occurrence of certain tax events, in each case as specified in the Prospectus Supplement (as supplemented by the final term sheet dated March 20, 2019) relating to the Securities.

Time of Delivery:

March 27, 2019 by 9.30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Company in same day funds.

Value Added Tax:

(a) If the Company is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Company shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b) If the Company is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Company in respect of the Relevant Cost under paragraph (a) above, the Company shall pay to the Underwriters an amount which:

(i) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Company for any amount paid by the Company in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii) if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Company, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Company.

Closing Location:

Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Name and address of Qualified Independent Underwriter:

Qualified Independent Underwriter: J.P. Morgan Securities LLC

Address for Notices:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attention: Investment Grade Syndicate Desk —3rd Floor

Facsimile: 212 834-6081

Selling Restrictions:

United Kingdom:

Each Underwriter represents, warrants and agrees with the Company that, in connection with the sale and distribution of the Designated Securities, directly or indirectly, it (i) has only communicated or caused to be communicated, and will only communicate or cause to be communicated, an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (ii) has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Prohibition of Sales to EEA Retail Investors:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Designated Securities to any retail investor in the European Economic Area. For the purposes of this provision, the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of the Directive 2002/92/EC (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

Canada:

Each Underwriter represents, warrants and agrees with the Company, with respect to sales of the Designated Securities in Canada, that, directly or indirectly, it shall sell the Designated Securities only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus Exemptions or section 73.3 of the Securities Act (Ontario) and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Hong Kong:

Each Underwriter represents, warrants and agrees that:

(i)

it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Securities other than to (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii)

it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Singapore:

Each Underwriter acknowledges that the Prospectus Supplement, incorporating the Base Prospectus, has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each Underwriter represents, warrants and agrees that it has not offered or sold any Securities or caused the Securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any Securities or cause the Securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, the Prospectus Supplement and the Base Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore, as modified or amended from time to time) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Australia:

No “prospectus” or other “disclosure document” (as defined in the Corporations Act 2001 of Australia (the “Corporations Act”)) in relation to the Designated Securities has been, or will be, lodged with, or registered by, the Australian Securities and Investments Commission (“ASIC”), any other regulatory authority in Australia or ASX Limited (ABN 98 008 624 691). Each Underwriter represents warrants and agrees that it:

(a)

has not (directly or indirectly) offered or invited applications, and will not offer or invite applications, for the issue, sale or purchase of, any Designated Securities in, to or from Australia (including an offer or invitation which is received by a person in Australia); and

(b)

has not distributed or published, and will not distribute or publish, any information memorandum, offering circular, prospectus or any other offering material or advertisement relating to the Designated Securities in Australia, unless:

(i)

the aggregate consideration payable by each offeree or invitee is at least AUD500,000 (or its equivalent in an alternative currency and, in either case, disregarding moneys lent by the offeror or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or Part 7.9 of the Corporations Act;

(ii)	the offer or invitation is not made to a person who is a “retail client” within the meaning of section 761G of the Corporations Act;

(iii)	such action complies with all applicable laws, regulations and directives; and

(iv)	such action does not require any document to be lodged with ASIC, any other regulatory authority in Australia or ASX Limited (ABN 98 008 624 691) or any successor entity thereto.

By applying for Securities under the Prospectus Supplement and the Base Prospectus, each person to whom Securities are issued (an “Investor”):

(a)

will be deemed by the Company and each of the Underwriters to have acknowledged that if any Investor on-sells Securities within 12 months from their issue, the Investor will be required to lodge a prospectus or other disclosure document (as defined in the Corporations Act) with ASIC unless either:

(i)

that sale is to an investor within one of the categories set out in sections 708(8) or 708(11) of the Corporations Act to whom it is lawful to offer Securities in Australia without a prospectus or other disclosure document lodged with ASIC; or

(ii)	the sale offer is received outside Australia; and

will be deemed by the Company and each of the Underwriters to have undertaken not to sell those Securities in any circumstances other than those described in paragraphs (a)(i) and (a)(ii) above for 12 months after the date of issue of such Securities.

Japan:

The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “FIEA”) and accordingly, each Underwriter undertakes that it will not offer or sell any Securities directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the FIEA and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Taiwan:

Each Underwriter represents, warrants and agrees with the Company that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Securities within Taiwan, the Republic of China (“Taiwan”) through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of the Taiwan. Each Underwriter further represents, warrants and agrees with the Company that no person or entity in Taiwan is authorized to offer, sell or otherwise make available any Securities or the provision of information relating to the Prospectus Supplement and the Base Prospectus.

Other Terms and Conditions:

As set forth in the prospectus supplement dated March 20, 2019 relating to the Securities (the “Prospectus Supplement”), incorporating the Prospectus dated April 6, 2018 relating to the Securities (the “Base Prospectus”).

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet, dated March 20, 2019 attached hereto as Exhibit A.

EXHIBIT A

Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-223156

$2,000,000,000 8% Fixed Rate Resetting Perpetual Subordinated Contingent

Convertible Securities (Callable June 15, 2024 and Every Five Years Thereafter)

Barclays PLC

Pricing Term Sheet

Issuer	Barclays PLC (the “Issuer”).

Securities	$2.0bn 8% Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities (Callable June 15, 2024 and Every Five Years Thereafter) (the “Securities”).

Status	Perpetual Subordinated Contingent Convertible Securities.

Legal Format	SEC Registered.

Principal Amount	$2,000,000,000.

Trade Date	March 20, 2019.

Settlement Date	March 27, 2019 (T+5) (the “Issue Date”).

Maturity Date	Perpetual, with no fixed maturity or fixed redemption date.

Optional Call Dates	June 15, 2024, and each fifth anniversary thereafter.

Preliminary Prospectus Supplement	Preliminary prospectus supplement dated March 20, 2019 (the “Preliminary Prospectus Supplement”) incorporating the Prospectus dated April 6, 2018 relating to the Securities (the “Base Prospectus”). If there is any discrepancy or contradiction between this Pricing Term Sheet and the Preliminary Prospectus Supplement, this Pricing Term Sheet shall prevail.

U.K. Bail-in Power Acknowledgment	Yes. See section entitled “Description of Contingent Convertible Securities—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Base Prospectus.

Initial Interest Period

Initial Fixed Rate	8% per annum, from and including March 27, 2019 to, but excluding, June 15, 2024.

Initial Interest Payment Dates	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year up to and including June 15, 2024, commencing on September 15, 2019 (long first interest period).

U.S. Treasury Rate / Price	2.400% / 99.28 1/4

Interest Periods Following Any Reset Date

Interest Rate Following Any Reset Date	The applicable U.S. Treasury Rate (such term subject to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Determination of Subsequent Interest Rate” in the Preliminary Prospectus Supplement) on the relevant Reset Determination Date (as defined below) plus the Margin (as defined below) (the “Subsequent Interest Rate”), from and including the relevant Reset Date (as defined below) to (but excluding) the next following Reset Date.

Reset Date	June 15, 2024, and each fifth anniversary date thereafter (each a “Reset Date”).

Interest Payment Dates Following Any Reset Date	Quarterly in arrear on March 15, June 15, September 15 and December 15 of each year commencing on September 15, 2024.

Spread to U.S. Treasury Rate	+567.2bps (the “Margin”).

Reset Determination Date	The second Business Day immediately preceding each Reset Date (each a “Reset Determination Date”).

U.S. Treasury Rate and fallbacks

“U.S. Treasury Rate” means, with respect to any Reset Date for which such rate applies, the rate per annum equal to: (1) the yield, under the heading which represents the average for the week immediately prior to the Reset Determination Date, appearing in the most recently published statistical release designated “H.15”, or any successor publication that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury Constant Maturities”, for the maturity of five years; or (2) if such release (or any successor release) is not published during the week immediately prior to the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined in the Preliminary Prospectus Supplement), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined in the Preliminary Prospectus Supplement) for such Reset Date.

The U.S. Treasury Rate shall be calculated by the Calculation Agent (as defined below).

If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, “U.S. Treasury Rate” means the rate in percentage per annum as notified by the Calculation Agent to the Issuer equal to the yield on U.S. Treasury securities having a maturity of five years as set forth in the most recently published statistical release designated “H.15” under the caption “Treasury constant maturities” (or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury constant maturities” for the maturity of five years) at 5:00 p.m. (New York City time) on the last available date preceding the Reset Determination Date on which such rate was set forth in such release (or any successor release).

Certain Other Terms and Information

Business Days	“Business Day” means any weekday, other than one on which banking institutions are authorized or obligated by law, regulation or executive order to close in London, United Kingdom, or in New York City, New York.

Day Count Fraction	30/360, following, unadjusted.

Interest Payments Discretionary	Interest on the Securities will be due and payable only at the sole discretion of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Interest Payments Discretionary” in the Preliminary Prospectus Supplement.

Restriction on Interest Payments	As described in the Preliminary Prospectus Supplement, the Issuer shall not make an interest payment on the Securities on any interest payment date (and such interest payment shall therefore be deemed to have been cancelled and thus shall not be due and payable on such interest payment date) if:

(1) the Issuer has an amount of Distributable Items (as defined in the Preliminary Prospectus Supplement) on such interest payment date that is less than a certain level; or

(2)   the Solvency Condition (as defined in the Preliminary Prospectus Supplement) is not satisfied in respect of such interest payment, as further described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Restriction on Interest Payments” in the Preliminary Prospectus Supplement.

Agreement to Interest Cancellation	By subscribing for, purchasing or otherwise acquiring the Securities, holders of the Securities acknowledge and agree to the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Interest Cancellation—Agreement to Interest Cancellation” in the Preliminary Prospectus Supplement.

Ranking

Subordinated to the claims of Senior Creditors (as defined below), as described in further detail in the Preliminary Prospectus Supplement.

“Senior Creditors” means creditors of the Issuer (i) who are unsubordinated creditors; (ii) whose claims are, or are expressed to be, subordinated (whether only in the event of the winding-up or administration of the Issuer or otherwise) to the claims of unsubordinated creditors of the Issuer but not further or otherwise; or (iii) whose claims are, or are expressed to be, junior to the claims of other creditors of the Issuer, whether subordinated or unsubordinated, other than those whose claims rank, or are expressed to rank, pari passu with, or junior to, the claims of the holders of the Securities.

Capital Adequacy Trigger Event

A “Capital Adequacy Trigger Event” shall occur if at any time the fully loaded CET1 Ratio (as defined in the Preliminary Prospectus Supplement) is less than 7.00%.

Whether a Capital Adequacy Trigger Event has occurred at any time shall be determined by the Issuer and such determination shall be binding on the trustee and holders of the Securities.

Automatic Conversion Upon Capital Adequacy Trigger Event

An Automatic Conversion will occur without delay upon the occurrence of a Capital Adequacy Trigger Event.

“Automatic Conversion” means the irrevocable and automatic release of all of the Issuer’s obligations under the Securities (other than the CSO Obligations (as defined in the Preliminary Prospectus Supplement), if any) in consideration of the Issuer’s issuance of the Conversion Shares (as defined in the Preliminary Prospectus Supplement) at the Conversion Price to the Conversion Shares Depository (as defined in the Preliminary Prospectus Supplement) (on behalf of the holders of the Securities) or to the relevant recipient, in accordance with the terms of the Securities and as described in the Preliminary Prospectus Supplement.

Conversion Price	$2.17 per Conversion Share, subject to certain anti-dilution adjustments, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Anti-Dilution” in the Preliminary Prospectus Supplement and the provisions described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Conversion Shares Offer” in the Preliminary Prospectus Supplement. On the Issue Date, the Conversion Price is equivalent to the Conversion Shares Offer Price (as defined herein) translated into U.S. dollars at an exchange rate of £1.00 = $1.3172.

Conversion Shares Offer	Following an Automatic Conversion, the Issuer may, in its sole and absolute discretion, elect that the Conversion Shares Depository make an offer of all or some of the Conversion Shares to all or some of the Issuer’s ordinary shareholders at such time at a cash price per Conversion Share equal to the Conversion Shares Offer Price (as defined below), as further described in the Preliminary Prospectus Supplement.

Conversion Shares Offer Price	£1.65 per Conversion Share (subject to certain anti-dilution adjustments, as described in the Preliminary Prospectus Supplement).

Optional Redemption	The Securities are redeemable, in whole but not in part, on any Reset Date at the option of the Issuer, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Optional Redemption” in the Preliminary Prospectus Supplement.

Regulatory Event Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer in the event of a change in certain U.K. regulatory capital requirements, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Regulatory Event Redemption” in the Preliminary Prospectus Supplement.

Tax Redemption	The Securities are also redeemable, in whole but not in part, at any time at the option of the Issuer upon the occurrence of certain tax events, as described under “Description of Fixed Rate Resetting Perpetual Subordinated Contingent Convertible Securities—Redemption—Tax Redemption” in the Preliminary Prospectus Supplement.

Denominations	$200,000 and integral multiples of $1,000 in excess thereof.

ISIN / CUSIP / FISN / CFI Code	US06738EBG98 / 06738E BG9 / BARCLAYS PLC/NT CONV PERP UNSEC / DCFUQR.

Legal Entity Identifier (“LEI”) Code	213800LBQA1Y9L22JB70

Reoffer Yield	7.993%.

Issue Price	100.000%.

Estimated Underwriter Compensation	1.000% of the principal amount of the Securities.

Estimated Net Proceeds	$1,980,000,000

Sole Structuring Adviser and Sole Bookrunner	Barclays Capital Inc.

Qualified Independent Underwriter	J.P. Morgan Securities LLC

Joint Lead Managers	Citigroup Global Markets Inc., Deutsche Bank Securities Inc, ING Financial Markets LLC, J.P. Morgan Securities LLC, Lloyds Securities Inc., Natixis Securities Americas LLC, Nordea Bank Abp, Santander Investment Securities Inc., SMBC Nikko Securities America, Inc., Standard Chartered Bank, UniCredit Capital Markets LLC.

Senior Co-Lead Managers	BMO Capital Markets Corp., CIBC World Markets Corp., PNC Capital Markets LLC, Scotia Capital (USA) Inc., U.S. Bancorp Investments, Inc.

Co-Lead Managers	Academy Securities, Inc, Capital One Securities, Inc., CastleOak Securities, L.P., Citizens Capital Markets, Inc., Regions Securities LLC, Samuel A. Ramirez & Company, Inc., Telsey Advisory Group LLC.

Documentation	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-223156) and to be issued pursuant to the Contingent Convertible Securities Indenture dated August 14, 2018, between the Issuer, The Bank of New York Mellon SA/NV, Luxembourg branch, as contingent convertible registrar (the “Registrar”) and The Bank of New York Mellon, London Branch, as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, to be entered into on or about the Issue Date, between the Issuer, the Registrar and the Trustee.

Risk Factors	An investment in the Securities involves risks. See “Risk Factors” section beginning on page S-17 of the Preliminary Prospectus Supplement.

Settlement	The Depository Trust Company.

Listing	International Securities Market of the London Stock Exchange.

Calculation Agent	The Bank of New York Mellon, London Branch, or its successor appointed by the Issuer.

Governing Law	New York law, except for subordination provisions and waiver of set-off provisions which will be governed by English law.

Definitions	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

The Issuer has filed a registration statement (including the Base Prospectus, the Preliminary Prospectus Supplement and the supplement thereto) with the U.S. Securities and Exchange Commission (the “SEC”) for this offering. Before you invest, you should read each of the Base Prospectus, the Preliminary Prospectus Supplement and the supplement thereto for this offering in that registration statement, and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the Base Prospectus, the Preliminary Prospectus Supplement and the supplement thereto from Barclays Capital Inc. by calling 1-866-603-5847.

No PRIIPs KID/FCA PI Restriction. No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

It is expected that delivery of the Securities will be made for value on or about March 27, 2019, which will be the fifth (5th) business day in the United States following the date of pricing of the Securities. Under Rule 15c6-1 under the Securities Exchange Act of 1934, purchases or sales of Securities in the secondary market generally are required to settle within two (2) business days (T+2), unless the parties to any such transaction expressly agree otherwise. Accordingly, purchasers of the Securities who wish to trade the Securities on the date of this prospectus supplement or the next two (2) succeeding business days, will be required, because the Securities initially will settle within five (5) business days (T+5) in the United States, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Securities who wish to trade on the date of this prospectus supplement or the next two (2) succeeding business days should consult their own legal advisers.

This communication is being distributed to, and is directed only at, persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply (such persons being referred to as “relevant persons”). Any person who is not a relevant person should not act or rely on this communication or any of its contents. Any investment activity (including, but not limited to, any invitation, offer or agreement to subscribe, purchase or otherwise acquire securities) to which this communication relates will only be available to, and will only be engaged with, persons who fall within the manufacturer target market.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Securities are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

To the extent any dealer that is not a U.S. registered broker-dealer intends to effect any offers or sales of any Securities in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.